Exhibit 10.4
Director Grant
Quovadx, Inc.
2006 Equity Incentive Plan
Stock Option Agreement
     Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Quovadx, Inc. (the “Company”) has granted you an option under its 2006 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.
     The details of your option are as follows:
     1. Vesting. Subject to the limitations contained herein and in the Plan, your option will vest as follows:
          (a) Your option will vest as provided in the Vesting Schedule set forth in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
          (b) Change in Control. Notwithstanding any other provisions of the Plan to the contrary, in the event of a Change in Control before your Continuous Service terminates, your option shall become fully vested and exercisable upon the effective date of the Change in Control.
     2. Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.
     3. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:
          (a) Bank draft or money order payable to the Company.
          (b) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

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          (c) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
          (d) By a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations, if any.
     4. Whole Shares. You may exercise your option only for whole shares of Common Stock.
     5. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
     6. Term. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:
          (a) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided, however, that (i) if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 5, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service and (ii) if (x) you are a Non-Exempt Employee, (y) you terminate your

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Continuous Service within six (6) months after the Date of Grant specified in your Grant Notice, and (z) you have vested in a portion of your option at the time of your termination of Continuous Service, your option shall not expire until the earlier of (A) the later of the date that is seven (7) months after the Date of Grant specified in your Grant Notice or the date that is three (3) months after the termination of your Continuous Service or (B) the Expiration Date;
          (b) twelve (12) months after the termination of your Continuous Service due to your Disability;
          (c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;
          (d) the Expiration Date indicated in your Grant Notice; or
          (e) the day before the seventh (7th) anniversary of the Date of Grant.
     7. Exercise.
          (a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
          (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.
          (c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.
     8. Transferability.
          (a) Restrictions on Transfer. Your option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that the Board may, in its sole discretion, permit you to transfer your option in a manner consistent with applicable tax and securities laws upon your request.
          (b) Domestic Relations Orders. Notwithstanding the foregoing, your option may be transferred pursuant to a domestic relations order; provided, however, that if your option is an Incentive Stock Option, your option shall be deemed to be a Nonstatutory Stock Option as a result of such transfer.

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          (c) Beneficiary Designation. Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.
     9. Option not a Service Contract. Neither the Plan nor this Agreement confer upon you the right to continue providing services to the Company or an Affiliate, nor do they interfere in any way with your right or the Company’s right to terminate your service at any time, with or without cause.
     10. Notices. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
     11. Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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